                                                                   EXHIBIT 10.27

                                 March 27, 2003

Roger B. Farley
6976 Fieldstone Drive
Burr Ridge, Illinois 60521

Dear Roger:

This letter confirms the agreement between you and United States Can Company ("U.S. Can"), its parent U.S. Can Corporation and their respective subsidiaries (collectively, "the Companies") regarding your severance arrangement following your resignation and retirement from the position of Senior Vice President - Human Resources with U.S. Can effective April 1, 2003. Your last day worked will be April 1, 2003 ("LDW"). On or before April 1, 2003, you will resign your employment and all positions and offices held with each of the Companies by tendering a signed resignation letter as set forth in Exhibit A. Notwithstanding the date of your resignation letter, the Companies waive any requirement that you provide 30 days prior written notice of a resignation, as provided in
Section 4(e) of the Employment Agreement (as defined below).

In consideration of your acceptance of this Letter Agreement and subject to your meeting in full your obligations under it and the Employee Agreement between you and U.S. Can, dated February 3, 2000 ("Employee Agreement"), as amended by the Employment Agreement, dated October 4, 2000 ("Employment Agreement"), copies of which are attached hereto as Exhibits B.1 and B.2, you will receive the following severance pay and benefits:

     1.   Base Salary Continuance, Transition Assistance, Vacation Pay

As a result of your resignation and retirement from U.S. Can and the Companies, you shall not be entitled to any further compensation, payments or remuneration, except as provided in this Letter Agreement. You have agreed to be available to answer any questions we may have that involved your role/responsibilities with U.S. Can and assist in a smooth transition of your duties and responsibilities to others within U.S. Can beginning on April 2, 2003 and continuing through October 1, 2004 (the "Salary Continuation Period"). U.S. Can will give due consideration to your other personal and professional commitments so as to minimize any material disruption or interference with them. Upon delivery of a fully executed copy of this Letter Agreement to U.S. Can and the expiration of any statutory revocation period, you will receive annual base salary continuance at your final base rate ($245,000 per annum), payable in bi-weekly increments, for the Salary Continuation Period. The final payment will be dated as of the first regularly scheduled payroll date after October 1, 2004 and will be for the period of September 20, 2004 through October 1, 2004. You will be paid a lump sum amount on account of all of your accrued but unused vacation days through your LDW, which total 13 days. You will not accrue or be entitled to payment for any vacation after your LDW. The base salary continuance and pay on account of unused vacation will be subject to customary withholding and other employment taxes and any other voluntary, authorized or required deductions.

     2.   Health Insurance

From April 1, 2003 through December 31, 2003, you will be eligible to continue to participate in U.S. Can's health, dental and vision insurance, pursuant to the terms of the applicable plan(s) for active employees and consistent with the terms and provisions of the plans or as they may be amended or modified, provided you continue to pay any employee portion of premium contributions for the coverage you elected as required by the terms of the plans. Naturally, this coverage will be discontinued if you obtain a new position with a company where these benefits are covered as a part of their insurance coverages. Beginning January 1, 2004 or, if earlier, the date your coverage is discontinued either pursuant to the preceding sentence or otherwise, you will be eligible for such COBRA benefits as are authorized and required by law.

     3.   2003 Bonus

Your bonus for 2003, prorated based on your service through your LDW will be paid on or about March 15, 2004, based on 2003 audited results for the Company under the 2003 Management Incentive Plan. Bonus payments are

Roger B. Farley
March 27, 2003
Page 2

subject to customary withholding and other employment taxes and any other voluntary, authorized or required deductions.

     4.   Miscellaneous Benefits

a) You will be eligible for any benefits which have heretofore vested to you in accordance with applicable plan documents and/or your elections pertaining to the Salaried Employees Retirement and Accumulation Plan ("SRAP"), and the non-qualified 401(k) plan and benefit replacement plans ("non-qualified plans"). You are 100% vested in all monies that are in your SRAP and non-qualified plans accounts. Distributions under the non-qualified plans are taxable events and the value of the distributions would be taxable as ordinary income at your marginal tax rate. U.S. Can is obligated to withhold taxes upon distribution.

b) U.S. Can will pay the reasonable legal fees you incur in the negotiation, review and completion of this Letter Agreement up to a maximum amount of $5,000, upon submission of a usual and customary final invoice, together with supporting documentation. Any invoice is subject to audit and approval.

c) Unless otherwise addressed in this Letter Agreement, Company benefits that will cease on your LDW include but are not limited to business travel insurance, disability and life insurance, perquisites (such as executive physicals and any club or membership dues), car allowance and participation in the SRAP, the non-qualified plans, or any other equity, deferred compensation, welfare, benefit or bonus plan.

d) You or your Permitted Transferees (as defined in the Stockholders Agreement dated October 4, 2000) will continue to hold any shares of basic U.S. Can Corporation restricted common stock ("basic restricted stock") and performance based U.S. Can Corporation restricted stock ("performance based restricted stock") that vested on or before April 1, 2003, subject to the terms and conditions of the governing Stockholders Agreement. Any unvested shares of basic or performance based restricted stock will be treated in accordance with the terms and conditions of the governing Stockholders Agreement. You hereby agree, however, that as of your LDW, for all purposes of the Stockholders Agreement, you and your Permitted Transferees shall each be deemed to be an "Other Stockholder" rather than a "Management Stockholder" and that from time to time thereafter, at the request of U.S. Can Corporation and without further consideration, you shall execute and deliver further instruments and take such other actions, as U.S. Can Corporation may reasonably require, to more effectively evidence such designation.

e) The current term life insurance policy, with death benefits equal to $500,000, for which the premium has been paid through December 1, 2003 will be transferred to you if such transfer is permitted by such policy.

     5. Employee Agreement, Employment Agreement, Non-Competition/Non-Solicitation Obligations, Confidentiality Obligations, Return of Company Property and Post-Employment Assistance

You are a party to that certain Employee Agreement with the Company, dated February 3, 2000, as amended by the Employment Agreement, dated October 4, 2000, (respectively, the "Employee Agreement" and the "Employment Agreement"), copies of which are attached hereto as Exhibits B.1 and B.2. The Employee Agreement contains, among other things, restrictive covenants and certain confidentiality provisions that survive your LDW and/or its termination. You specifically agree that the post-employment non-competition and non-solicitation of clients/customers covenants from the Employee Agreement will remain in effect until October 1, 2004. In addition, from July 1, 2002 through June 30, 2004, you agree to be bound by the following non-solicitation of employees clause:

                  You will not directly or indirectly on behalf of any other individual or entity solicit, induce or entice any individual who was an employee of any of the Companies as of your LDW ("Covered Employees") to terminate his or her employment relationship with any of the Companies. Notwithstanding the prior sentence, you are not prohibited from hiring any Covered Employee so long as you did not initiate contact with such Covered Employee for purposes of such hiring and

Roger B. Farley
March 27, 2003
Page 3

                  did not, directly or indirectly, solicit, induce or entice such Covered Employee to terminate his or her employment relationship with any of the Companies.

You acknowledge that the Companies have a protectible interest in you not directly or indirectly competing with them in the metal and rigid plastic segment of the packaging industry. However, if you present to U.S. Can the names of potential employers, U.S. Can will not unreasonably withhold giving you approval to work for any such potential employer.

Your obligations under the confidentiality provisions of the Employee Agreement do not expire merely by the passage of time, but rather remain in effect according to their substantive terms. You agree to return to U.S. Can any property (keys, credit cards, passes, confidential documents or materials, all work-in-process, etc.) belonging to the Companies, and to return all writings, files, records, correspondence, notebooks, notes and other document and things (including any copies thereof) containing confidential or proprietary information or trade secrets of the Companies. The Employee Agreement, as amended, will remain in effect following your LDW and terminate in accordance with its terms. Except to the extent that the Employment Agreement amends the Employee Agreement, this Letter Agreement supersedes, terminates and discharges agreements, commitments or understandings between you and U.S. Can or any of the Released Parties with respect to the subject matter hereof, contained in the Employment Agreement, dated October 4, 2000, among you, the Company and U.S. Can Corporation.

You agree that, for the period beginning on April 2, 2003, and continuing for a reasonable period thereafter (including, at a minimum, all times during which you are receiving salary continuation), you will assist the Companies in the defense or prosecution of any claim that may be made by or against any of them, to the extent that such claim(s) may relate to services performed by you for the Companies. You agree to promptly inform the Companies if you become aware of any such claim or threatened claim. The Companies will give due consideration to your other personal or professional commitments with regard to this duty of cooperation and to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance, in accordance with U.S. Can's then-current business expense reimbursement policies. The Companies agrees to provide legal counsel to you in connection with such assistance (to the extent legally permitted). You also agree to promptly inform the Companies if you are asked to assist in any investigation of any of them (or their actions) that may relate to services performed by you for any of them, regardless of whether a lawsuit has then been filed against any of them with respect to such investigation.

     6.   This Letter Agreement

You agree not to disclose, divulge, publicize or publish the existence or terms of this Letter Agreement, and any Exhibits, except to your counsel, immediate family or financial advisor, or as required by law or as required to enforce the terms of this Letter Agreement. The Companies also agrees not to disclose, divulge, publicize or publish the existence of the terms of this agreement to anyone except its lawyers, accountants and those persons within the Companies or their respective boards of directors whose knowledge is necessary for the approval and implementation of this Letter Agreement or as required by law or as required to enforce the terms of this Letter Agreement.

     7.   Non-Disparagement/References

You agree that you will refrain from making any discrediting or disparaging comments regarding the Companies or any of the Released Parties referred to in this Letter Agreement. The Companies agrees that it will refrain from making any discrediting or disparaging comments regarding you provided that it may give truthful responses to employment reference inquiries upon receipt of a written release from you. In response to unsolicited requests for employment references or in the absence of a written release from you, the Company will provide a neutral reference identifying your dates of employment and positions held and that you separated from the Company. You agree to direct all employment references to Thomas J. Olander, Vice President, Human Resources or John Workman, Chief Executive Officer.

Roger B. Farley
March 27, 2003
Page 4

     8.   Effect of Breach

In the event of a material breach or threatened material breach of the Employee Agreement, as amended, the Employment Agreement, or the provisions of this Letter Agreement, the Company shall be entitled to suspend any payment(s) hereunder immediately and without notice, pending receipt of adequate assurances that no breach has or will occur, or final resolution of any breach. This shall be in addition to, and not in place of, any other remedies that may be available to the Company for such breach or threatened breach.

     9.   Releases

     a)   By you:

In consideration for the promises herein, you, for yourself, your agents, legal or personal representatives, assigns, heirs, distributees, administrators and executors (the "Releasing Parties"), hereby release and forever discharge U.S. Can, its present or past parents, subsidiaries, divisions, affiliates, or related companies, and their respective successors or assigns, present or past officers, trustees, directors, employees, representatives and agents of each of them (the "Released Parties"), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, arising or which could have arisen, up to and including the date of your execution of this Letter Agreement, including, without limitation, those arising out of or relating to your employment or change in employment status and termination of prior agreements, including any claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of
1991), the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Employee Retirement Income Security Act ("ERISA"), or any other federal, state, county, or local statute, law, ordinance, regulation, code or executive order, any tort or contract claims, whether express or implied, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative, or other proceeding. Notwithstanding any provision in this release to the contrary, you are not releasing any of your rights that you may have (a) under any company benefit plan, (b) to indemnity under the Company's charter, bylaws or other agreements, (c) under any directors and officers insurance and (d) under this Letter Agreement.

     b)   By U.S. Can:

U.S. Can, on behalf of itself, and its former and present parents, subsidiaries, affiliates, successors, assigns and their respective present or former directors and officers, hereby release you, your heirs, and representatives from any and all claims, demands, actions and liabilities whatsoever arising from or out of your employment through the date of this Release, EXCEPT wanton and willful misfeasance, gross misconduct, fraud or criminal conduct in the discharge of your employment duties or acts outside the scope of your employment.

     10.  Non-admission of Liability

Nothing in this Letter Agreement, nor any actions taken by any parties in connection herewith, shall constitute, be construed as, or be deemed to be, an admission of fault, liability or wrongdoing of any kind whatsoever on the part of U.S. Can or the Released Parties.

     11.  Effect of Death

In the event of your death, the unfulfilled payments described in section 1 will be made to Employee's designated beneficiary, if one has been designated. (A form for this purpose is attached hereto as Exhibit C.) Otherwise, the payments described in section 1 will be paid to your estate. All other benefits, compensation, payments or remuneration shall cease, except that the Company will provide such COBRA benefits as authorized or required by law.

     12.  Arbitration and Enforcement Costs

     Any dispute or claim under this Letter Agreement shall be settled by arbitration in Chicago, Illinois by an

Roger B. Farley
March 27, 2003
Page 5

arbitrator, who shall be appointed pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted in accordance with the AAA rules governing employment disputes and shall include any employment disputes or claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Employee Retirement Income Security Act ("ERISA"), or any other federal, state, county, or local statute, law, ordinance, regulation, code or executive order, or any tort or contract claims, with respect to the subject matter hereof. Any award issued as a result of such arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that any award issued as a result of arbitration shall be reviewable de novo by a court of competent jurisdiction for errors of law. Should you be the prevailing party in such arbitration or appeal therefrom the Company will reimburse you for the reasonable attorneys' fees, costs and expenses incurred by you in connection with such arbitration or appeal therefrom.

In addition, if it becomes reasonably necessary for you to retain legal counsel or incur other costs and expenses in connection with either enforcing any rights(s) under this Letter Agreement or defending against any allegations of breach of this Letter Agreement by any of the Companies:

     - You shall be entitled to recover from the Companies reasonable attorneys' fees, cost and expenses incurred by you in connection with such enforcement or defense.

     - Payment required under this paragraph 12 shall be made by the Companies to you (or directly to your attorney) promptly following submission to the Companies of appropriate documentation evidencing the incurrence of such attorney's fees, costs and expenses.

     - You shall be entitled to select your legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 12 be reasonable.

     - Your rights to payments under this paragraph 12 shall not be affected by the final outcome of any dispute with any of the Companies; provided, however, that to the extent that the arbitrators shall determine that under the circumstances recovery by you of all or a part of any such fees and costs and expenses would be unjust, you shall not be entitled to any such recovery; and to the extent that such amounts have been recovered by you previously, you shall promptly repay such amounts to the Companies.

Roger B. Farley
March 27, 2003
Page 6

13.  Knowing and Voluntary Agreement; Statutory Consideration Period

YOU REPRESENT AND WARRANT THAT YOU HAVE BEEN ADVISED, IN WRITING, TO CONSULT WITH COUNSEL OR AN ATTORNEY IN CONNECTION WITH THIS LETTER AGREEMENT. THE PARTIES REPRESENT AND WARRANT THAT, PRIOR TO EXECUTING THIS LETTER AGREEMENT, THEY HAVE READ IT IN ITS ENTIRETY AND FULLY UNDERSTAND ITS MEANING AND EFFECT AND THAT THEY HAVE ENTERED INTO IT KNOWINGLY AND VOLUNTARILY.

YOU REPRESENT AND WARRANT THAT YOU HAVE BEEN GIVEN TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS LETTER AGREEMENT AND THAT YOU HAVE BEEN GIVEN SEVEN (7) DAYS AFTER EXECUTING OR SIGNING IT IN WHICH TO REVOKE IT. YOUR REVOCATION MUST BE IN WRITING, AND MUST BE RECEIVED BY THOMAS J. OLANDER WITHIN THE 7-DAY REVOCATION PERIOD. (A FORM YOU MAY USE FOR SUCH PURPOSE IS ATTACHED HERETO AS EXHIBIT D.) THIS LETTER AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

     14.  Call Of Stock

Upon this agreement being executed by you, Company waives any call rights it has, arising out of your separation, as to Company stock held by you.

     15.  Successors

Each of the Companies, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such company, as applicable, to expressly assume and agree to perform this Letter Agreement in the same manner and to the same extent that such company would be required to perform it if no such succession had taken place.

This Letter Agreement, consisting of six pages, plus your resignation letter (one page), a copy of the Employee Agreement (seven pages), a copy of the Employment Agreement (seventeen pages), your designation of beneficiary form (one page) and a form of revocation (one page), constitutes the entire agreement between you and U.S. Can or any of the Released Parties. This Letter Agreement supersedes, terminates and discharges all prior oral and written agreements, commitments or understandings between you and U.S. Can or any of the Released Parties with respect to the subject matter hereof, including but not limited to that certain Employment Agreement, dated October 4, 2000, among you, the Company and U.S. Can Corporation. This Letter Agreement shall be binding upon us, our successors, assigns, heirs and legal representatives, and inure to our benefit and the benefit of U.S. Can's successors and assigns.

                             Sincerely,

                             UNITED STATES CAN COMPANY

                             By: /s/ Thomas J. Olander
                                 -----------------------------------------------
                                 Thomas J. Olander
                                 Vice President
                                 Organization, Staffing, Compensation & Benefits

ACCEPTED AND AGREED TO:

/s/ Roger B. Farley
------------------------------
Roger B. Farley

Date: March 27, 2003

                                 March 27, 2003

U.S. Can Corporation
700 E. Butterfield Road
Suite 250
Lombard, IL 60148

Ladies and Gentlemen:

I hereby voluntarily resign effective April 1, 2003 all of my offices, directorships, memberships and other positions with U.S. Can Corporation and its subsidiaries and affiliates, including but not limited to Senior Vice President
- Human Resources of U.S. Can Corporation and United States Can Company.

                                     Sincerely,

                                     /s/ Roger B. Farley
                                     -------------------------------------
                                            Roger B. Farley

                                 March 27, 2003

                           DESIGNATION OF BENEFICIARY

     Pursuant to section 11 of the Letter Agreement, dated March __, 2003 between me and the United States Can Company, I hereby designate the following as my designated beneficiary:

     (a) prior to May 17, 2003, my daughters, Kelly T. Johnston and Kyle Farley Schockley, in equal parts; and

     (b)  on and after May 17, 2003, my intended wife, Marilyn Joe Hurst.

                                                /s/ Roger B. Farley
                                                -----------------------------
                                                        Roger B. Farley

                                                Dated: March 27, 2003

                                 March 27, 2003


Revocation of Agreement

By signing below, I, Roger B. Farley, hereby revoke my agreement. I UNDERSTAND THAT MY REVOCATION WILL BE EFFECTIVE ONLY IF I SIGN BELOW WITHIN SEVEN (7) DAYS OF THE DATE ON WHICH I AGREED TO THE TERMS OF THIS LETTER FROM THOMAS J. OLANDER, DATED MARCH 27, 2003 AND MY REVOCATION IS RECEIVED BY THOMAS J. OLANDER WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.


---------------------------------
Roger B. Farley

Date:

Acknowledgement of Receipt of Revocation

By signing below, I, Thomas J. Olander, acknowledge receipt of Roger B. Farley's revocation of my letter to him, dated March ___, 2003.

UNITED STATES CAN COMPANY

By:
    -----------------------------
    Thomas J. Olander
    Vice President
    Human Resources

Date: